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PHOTOMEDEX, INC.
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NEWS RELEASE for December 15, 2005

Contact:	Allen & Caron	PhotoMedex, Inc.
	Matt Clawson (investors)	Dennis McGrath, CFO
	949-474-4300	215-619-3287
	matt@allencaron.com	info@photomedex.com

COMPANY COMMENTS ON ANNUAL MEETING DATE AND PROPOSAL

MONTGOMERYVILLE, PA - December 15, 2005 -- PhotoMedex, Inc. (Nasdaq: PHMD) announced today that the Company’s annual meeting is scheduled for 9:00 a.m. Eastern time, December 28, 2005 at its headquarters in Montgomeryville, Pa. A notice of the annual meeting, together with a voting card and annual report, has been mailed to each shareholder of record as of November 9, 2005. If shareholders have not received their proxy, they may contact the Company at the above phone number or email address.

With regard to the annual meeting and the proxy that has been distributed, Jeffrey F. O’Donnell, President and CEO, said, “I believe the recent depressed level of the stock price does not represent the true value of the Company.  To that end, I have agreed that if my stock options described in the current proxy are granted as approved by the shareholders, the strike price will be at or above $2.50 per stock option. My goal is to be aligned with the shareholders. I believe that the true value of the Company will be realized when the XTRAC™ can be marketed in a fully reimbursed environment and I look forward to that occurring in 2006.”

Mr. O’Donnell continued, “With regard to reimbursement, I think it is important for the Company to provide periodic, relevant data to its shareholders to measure the impact of reimbursement on our domestic dermatology business. PhotoMedex has previously stressed the importance of insurance reimbursement for domestically performed procedures involving the XTRAC laser.  We are pleased at the recent developments whereby nearly full insurance reimbursement has been established in a number of geographic regions. Once full reimbursement has been achieved for a region, procedures have increased and are expected to continue to increase.  The Company is pleased to announce that, starting with the results for the fourth quarter of 2005, expected to be released March 2, 2006, the Company will publish in tabular format specific comparative results for each region that has achieved full reimbursement.”

In addition, Mr. O’Donnell said, “A PhotoMedex board seat will be filled in 2006 by a candidate appointed by the independent members of the PhotoMedex board of directors. The PhotoMedex Nominations and Corporate Governance Committee will recommend several candidates for consideration and will seek input on the proposed candidates from a group of shareholders as to the contributions that the respective candidates would make to the PhotoMedex board and overall corporate governance.”

About PhotoMedex:

PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services. In addition as a result of the merger with ProCyte, PhotoMedex now develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including a long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte brands include Neova®, Ti-Silc®, VitalCopper®, Simple Solutions® and AquaSanté®

Some portions of the press release, will contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such information in the press release should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward- looking statements will be achieved.

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